Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Duska Therapeutics, Inc.

We consent to the use of our Independent Registered Public Accounting Firm Report dated April 13, 2007, covering the consolidated financial statements of Duska Therapeutics, Inc. for the years ended December 31, 2006 and 2005, and for the period from inception on February 9, 1996 to December 31, 2006, to be included in this Registration Statement on Form SB-2 to be filed with the Commission on or about December 21, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ STONEFIELD JOSEPHSON, INC.
Stonefield Josephson, Inc.

Los Angeles, California
December 21, 2007